UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported): June 17, 2020

ABEONA THERAPEUTICS INC.

(Exact name of registrant as specified in its charter)

Delaware	001-15771	83-0221517
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

1330 Avenue of the Americas, 33rd Floor,

New York, NY 10019

(Address of principal executive offices) (Zip Code)

(646) 813-4712
(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[ ]	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ]	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ]	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ]	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of Each Class	Trading Symbol	Name of each exchange on which registered
Common Stock, $0.01 par value	ABEO	Nasdaq Capital Market

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company [  ]

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. [  ]

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Appointment of New Directors

On June 17, 2020, following the recommendation of the Nominating and Corporate Governance Committee, the Board of Directors (the “Board”) of Abeona Therapeutics Inc. (the “Company”) appointed George Migausky and Paul Mann to serve on the Board effective immediately. Messrs. Migausky and Mann will each serve as a Class 1 director whose term will expire at the Company’s annual meeting of stockholders to be held in 2023.

Mr. Migausky has been appointed to serve as Chairman of the Audit Committee of the Board (the “Audit Committee”). Mr. Mann has been appointed to serve as a member of the Audit Committee.

The Board has determined that Messrs. Migausky and Mann each qualify as an “independent director” as defined under Nasdaq Listing Rule 5605(a)(2), and meet the criteria for Audit Committee membership under Nasdaq Listing Rule 5605(c)(2). Furthermore, the Board has determined that Mr. Migausky qualifies as an “audit committee financial expert” within the meaning of Item 407(d) of Regulation S-K.

As non-employee directors, Messrs. Migausky and Mann will each receive the same compensation as the other non-employee directors of the Company under the standard arrangements and agreements described in the Company’s 2020 Annual Meeting Proxy Statement. The Company is not aware of any transaction or relationship involving Mr. Migausky or Mr. Mann requiring disclosure under Item 404(a) of Regulation S-K.

As previously reported, on April 21, 2020, the Company notified the Nasdaq Stock Market (“Nasdaq”) of noncompliance with the independent director and audit committee requirements set forth in Listing Rules 5605(b)(1) and 5605(c)(2)(A). Also as previously reported, the Company received a letter from Nasdaq on April 22, 2020 acknowledging the Company’s noncompliance. On June 19, 2020, the Company received a letter from Nasdaq indicating that, based on the appointment of Messrs. Migausky and Mann to the Board and the Audit Committee, the Company had regained compliance with the foregoing Listing Rules and that the matter is now closed.

Employment Agreement with Edward Carr

On June 18, 2020, the Company and Edward Carr, the Company’s Chief Accounting Officer, entered into a new letter agreement regarding the terms of Mr. Carr’s employment (the “Agreement”). Pursuant to the terms of the Agreement, Mr. Carr will receive an annual base salary of $300,000 and is eligible for an annual bonus with a target bonus of 35% of his annual base salary. Mr. Carr will be permitted to participate in all employee benefit plans that the Company may establish for similarly situated employees, if and to the extent he is eligible pursuant to the terms of such plans and Company policies, which may be modified by the Company at its discretion.

Mr. Carr and the Company may each terminate his employment for any reason upon written notice to the other party. If the employment is terminated for any reason, Mr. Carr will be entitled to (i) payment of any base salary earned but unpaid through the Termination Date (as such term is defined in the Agreement); (ii) any accrued unused vacation days; (iii) additional vested benefits, if any, in accordance with the applicable terms of applicable Company arrangements; and (iv) any unreimbursed expenses in accordance with the Company’s business expense reimbursement policies. In addition, if Mr. Carr’s employment is terminated by the Company other than for Cause or by Mr. Carr with Good Reason (as such terms are defined in the Agreement), Mr. Carr will be (i) eligible to receive any annual bonuses awarded for a prior year but not yet paid or due to be paid as of the Termination Date, and (ii) entitled to (A) a payment equal to the sum of six months of his base salary plus six months of his Target Annual Bonus Opportunity (as defined in the Agreement), and (B) a payment equal to the premiums he would pay if he elected continued health coverage under the Company’s health plan for the six-month period following the Termination Date, less the applicable active employee rate.

The Company’s obligations in the preceding sentence are conditioned upon, among other things, Mr. Carr’s execution of a release of claims in favor of the Company and its affiliates. The foregoing summary of the Agreement does not purport to be complete and is subject to, and qualified in its entirety by, the full text of the Agreement filed as Exhibit 10.1 herewith.

Item 7.01 Regulation FD.

The Company has issued a press release, dated June 17, 2020, announcing the appointment of Messrs. Migausky and Mann to the Board. The press release is attached hereto as Exhibit 99.1 and is incorporated by reference herein. The information furnished in Exhibit 99.1 hereto shall not be considered “filed” for purposes of Section 18 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), or otherwise subject to the liabilities of that section, nor shall it be incorporated by reference into future filings by the Company under the Securities Act of 1933, as amended, or under the Exchange Act, unless the Company expressly sets forth in such future filings that such information is to be considered “filed” or incorporated by reference therein.

Item 9.01 Exhibits.

(d) Exhibits

Exhibit No.	Description

10.1	Offer Letter between Abeona Therapeutics Inc. and Edward Carr, dated June 18, 2020
99.1	Press release, dated June 17, 2020

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

June 23, 2020	Abeona Therapeutics Inc.
(Registrant)

	By:	/s/ Brendan M. O’Malley
	Name:	Brendan M. O’Malley
	Title:	Corporate Secretary